Exhibit 10

ACCORD AND SATISFACTION AGREEMENT

This Accord and Satisfaction Agreement (“Agreement”) is made on March 21, 2011, between Kennametal, Inc., a Pennsylvania corporation with its principal offices at 1600 Technology Way, Latrobe, Pennsylvania, 15650 (“Creditor”) and Abakan Inc., a Nevada corporation with offices located at 2665 S. Bayshore Drive, Suite 450, Miami, Florida 33133 (“Debtor”).

SECTION ONE: ACKNOWLEDGEMENT OF EXISTING OBLIGATION

On June 28, 2010 Debtor entered into a stock purchase agreement (“Stock Purchase”) with Creditor pursuant to which terms and conditions Debtor was to purchase from Creditor five hundred and ninety six thousand eight hundred and thirteen (596,813) shares being a forty one percent (41%) interest in Powdermet, Inc. (“Powdermet”) in exchange for one million five hundred thousand dollars ($1,500,000). The transaction was not consummated and on September 7, 2010 Debtor and Creditor amended the Stock Purchase to require Debtor to pay five hundred thousand dollars ($500,000) to Creditor against the purchase price and the remainder on or before September 30, 2010 in addition to liquidated damages. The transaction was not consummated and on January 19, 2011 Creditor revised the amended Stock Purchase to increase the total purchase price to one million six hundred and fifty thousand dollars ($1,650,000) minus the $500,000 paid with a closing date of no later than February 15, 2011 in addition to liquidated damages of two hundred and fifty thousand dollars ($250,000).

SECTION TWO: AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and the Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of stock purchase agreement as amended.

SECTION THREE: CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

a.                   Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to extend the term for payment to the execution date of this Agreement and to accept from Debtor, in full satisfaction of one million four hundred thousand dollars ($1,400,000), constituting the remainder due on the Stock Purchase, as amended, and the liquidated damages, the sum of one million two hundred thousand dollars ($1,200,000), as full consideration for the debt owed by Debtor to Creditor in connection with the Stock Purchase, as amended, as described in Section One, above.

b.                  Satisfaction: On execution of this Agreement and delivery of $1,200,000 to Creditor as provided for in Section Three (a), above, all indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged, and Creditor will immediately transfer and convey the shares of Powdermet to Debtor, as described in Section One, above.

In witness whereof, the parties have executed this Agreement on the date first mentioned above.

Abakan Inc.	Kennametal, Inc.

/s/ Robert H. Miller	/s/ Kevin G. Nowe
By: Robert H. Miller	By: Kevin G. Nowe
Its: Chief Executive Officer	Its: Vice-President, Secretary and General Counsel